Exhibit 99.1

Apollo Investment Corporation Announces

Quarter and Fiscal Year Ended March 31, 2009 Financial Results

and Quarterly Dividend of $0.26 Per Share

NEW YORK—June 1, 2009—Apollo Investment Corporation (NASDAQ-GS: AINV) today announces financial results for its quarter and the fiscal year ended March 31, 2009. Additionally, Apollo Investment Corporation announces that its Board of Directors has declared its first fiscal quarter 2010 dividend of $0.26 per share, payable on July 2, 2009 to stockholders of record as of June 18, 2009. The dividend will be paid from taxable earnings whose specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At March 31, 2009:

Total Assets: $2.5 billion

Investment Portfolio: $2.4 billion

Net Assets: $1.4 billion

Net Asset Value per share: $9.82

Portfolio Activity for the Quarter Ended March 31, 2009:

Net investments sold during the quarter: $82 million

Number of new portfolio companies invested: 0

Number of portfolio company exits: 1

Portfolio Activity for the Fiscal Year Ended March 31, 2009:

Total investments made during the fiscal year: $435 million

Investments sold and prepayments during the fiscal year: $340 million

Number of new portfolio companies invested: 12

Number of portfolio company exits: 11

Number of portfolio companies at end of fiscal year: 72

Operating Results for the Quarter Ended March 31, 2009 (in thousands, except per share amounts):

Net investment income: $50,740

Net realized and unrealized gains (losses): ($20,964)

Net increase (decrease) in net assets from operations: $29,776

Net investment income per share: $0.36

Net realized and unrealized gains (losses) per share: ($0.15)

Earnings (loss) per share: $0.21

Operating Results for the Fiscal Year Ended March 31, 2009 (in thousands, except per share amounts):

Net investment income: $206,331

Net realized and unrealized gains (losses): ($818,210)

Net increase (decrease) in net assets from operations: ($611,879)

Net investment income per share: $1.48

Net realized and unrealized gains (losses) per share: ($5.87)

Earnings (loss) per share: ($4.39)

Conference Call/Webcast at 11:00 a.m. ET on June 2, 2009

The company will host a conference call at 11:00 a.m. (Eastern Time) on Tuesday, June 2, 2009 to discuss its results for the fourth quarter and fiscal year. All interested parties are welcome to participate. You can access the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call. International callers should dial (973) 633-6740. All callers should reference Apollo Investment Corporation. Following the call you may access either an archived replay or audio webcast of the call. An archived replay will be available through June 16, 2009 by calling (800) 642-1687. International callers please dial (706) 645-9291. For all replays, please reference pin # 99066491. To access a replay of the audio webcast please visit the Events Calendar in the Investor Relations section of our website at www.apolloic.com; the replay will be available the afternoon of June 2, 2009.

Portfolio and Investment Activity

During our fiscal year ended March 31, 2009, we invested $435 million across 12 new and 13 existing portfolio companies. This compares to investing $1.8 billion in 27 new and 15 existing portfolio companies for the previous fiscal year ended March 31, 2008. Investments sold or prepaid during the fiscal year ended March 31, 2009 totaled $340 million versus $714 million for the fiscal year ended March 31, 2008.

At March 31, 2009, our net portfolio consisted of 72 portfolio companies and was invested 27% in senior secured loans, 59% in subordinated debt, 4% in preferred equity and 10% in common equity and warrants measured at fair value versus 71 portfolio companies invested 22% in senior secured loans, 57% in subordinated debt, 6% in preferred equity and 15% in common equity and warrants at March 31, 2008.

The weighted average yields on our senior secured loan portfolio, subordinated debt portfolio and total debt portfolio at our current cost basis were 8.2%, 13.2% and 11.7%, respectively, at March 31, 2009. At March 31, 2008, the yields were 10.0%, 12.8%, and 12.0%, respectively.

Since the initial public offering of Apollo Investment Corporation in April 2004 and through March 31, 2009, invested capital totals $5.6 billion in 124 portfolio companies. Over the same period, Apollo Investment Corporation has completed transactions with more than 85 different financial sponsors.

At March 31, 2009, 69% or $1.5 billion of our interest-bearing investment portfolio is fixed rate debt and 31% or $0.7 billion is floating rate debt, measured at fair value. At March 31, 2008, 62% or $1.6 billion of our interest-bearing investment portfolio was fixed rate debt and 38% or $1.0 billion was floating rate debt.

RESULTS OF OPERATIONS

Results comparisons are for the fiscal years ended March 31, 2009, March 31, 2008 and March 31, 2007.

Investment Income

For the fiscal years ended March 31, 2009, March 31, 2008 and March 31, 2007, gross investment income totaled $377.3 million, $357.9 million and $266.1 million, respectively. The increase in gross investment income from fiscal year 2008 to fiscal year 2009 was primarily due to changes in the composition of the portfolio as compared to the previous fiscal year. The increase in gross investment income from fiscal year 2007 to fiscal year 2008 was primarily due to the growth of our investment portfolio as compared to the previous fiscal year. Origination, closing and/or commitment fees associated with investments in portfolio companies are accreted into interest income over the respective terms of the applicable loans.

Expenses

Net operating expenses totaled $170.5 million, $154.4 million and $139.7 million, respectively, for the fiscal years ended March 31, 2009, March 31, 2008 and March 31, 2007, of which $111.3 million, $90.3 million and $98.5 million, respectively, were base management fees and performance-based incentive fees and $48.9 million, $55.8 million and $34.4 million, respectively, were interest and other credit facility expenses. Of these net operating expenses, general and administrative expenses totaled $10.3 million, $8.3 million and $6.8 million, respectively, for the fiscal years ended March 31, 2009, 2008 and 2007. Net expenses consist of base investment advisory and management fees, insurance expenses, administrative services fees, legal fees, directors’ fees, audit and tax services expenses, and other general and administrative expenses. The increase in net expenses from fiscal 2008 to 2009 was primarily related to the increase in performance-based incentive expenses accrued during fiscal 2009 as compared to those accrued during fiscal 2008. Accrued performance-based incentive expenses for the fiscal year ended March 31, 2008 reflect an accrual reduction of $16.0 million attributable to the difference between the amount of net realized capital gains based incentive fees accrued at March 31, 2007 and what was earned and paid at December 31, 2007. The increase in net expenses from fiscal 2007 to 2008 were primarily related to increases in base management fees, performance-based incentive fees and other general and administrative expenses related to the growth of our investment portfolio as compared to the previous period. In addition, excise tax expense totaled $0.5 million, $1.9 million, and $1.1 million for the fiscal years ended March 31, 2009, 2008 and 2007.

Net Investment Income

The Company’s net investment income totaled $206.3 million, $201.6 million and $125.3 million, or $1.48, $1.82, and $1.49, on a per share basis, respectively, for the fiscal years ended March 31, 2009, 2008 and 2007.

Net Realized Gains

The Company had investment sales and prepayments totaling $340 million, $714 million and $845 million, respectively, for the fiscal years ended March 31, 2009, 2008 and 2007. Net realized losses for the fiscal year ended March 31, 2009 were $83.7 million. Net realized gains for the fiscal years ended March 31, 2008 and 2007 were $54.3 million and $132.9 million, respectively.

Net Unrealized Appreciation (Depreciation) on Investments, Cash Equivalents and Foreign Currencies

For the fiscal years ended March 31, 2009 and 2008, net change in unrealized depreciation on the Company’s investments, cash equivalents, foreign currencies and other assets and liabilities totaled $734.5 million and $289.3 million, respectively. For the fiscal year ended March 31, 2007, net change in unrealized appreciation on the Company’s investments, cash equivalents, foreign currencies and other assets and liabilities totaled $54.0 million. A material increase in unrealized depreciation was recognized for the most recent fiscal year from significantly lower fair value determinations on many of our investments. Lower fair values were driven primarily from the general market dislocation, the illiquid capital markets, and the current market expectations for pricing increased credit risk and default assumptions.

Net Increase (Decrease) in Net Assets From Operations

For the fiscal years ended March 31, 2009 and 2008, the Company had a net decrease in net assets resulting from operations of $611.9 million and $33.4 million, respectively. For the fiscal year ended March 31, 2007, the Company had a net increase in net assets resulting from operations of $312.2 million. The loss per share was $4.39 and $0.30 for the years ended March 31, 2009 and 2008, respectively. For the year ended March 31, 2007, earnings per share were $3.64.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s liquidity and capital resources are generated and generally available through periodic follow-on equity offerings, through its senior secured, multi-currency $1.7 billion, five-year, revolving credit facility maturing in April 2011, through investments in special purpose entities in which we hold and finance particular investments on a non-recourse basis, as well as from cash flows from operations, investment sales of liquid assets and prepayments of senior and subordinated loans and income earned from investments and cash equivalents. At March 31, 2009, the Company had $1.06 billion in borrowings outstanding and $0.64 billion of unused capacity. Given our asset coverage requirements, use of the capital resources available to us has been significantly curtailed due to the effect of unrealized depreciation on our leverage ratio. In addition, we currently expect any present liquidity needs to be met from continued cash flows from operations and investment sales and prepayments, among other actions. In the future, the Company may raise additional equity or debt capital off its shelf registration, among other considerations. The primary use of funds will be investments in portfolio companies, cash distributions to our stockholders, reductions in debt outstanding and other general corporate purposes. On May 16, 2008, the Company closed on its most recent follow-on public equity offering of 22.3 million shares of common stock at $17.11 per share raising approximately $369.6 million in net proceeds.

APOLLO INVESTMENT CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share amounts)

	March 31, 2009	March 31, 2008
Assets
Non-controlled/non-affiliated investments, at value (cost—$3,056,709 and $3,139,047, respectively)	$2,319,815	$2,986,556
Controlled investments, at value (cost—$326,777 and $247,400, respectively)	126,083	246,992
Cash equivalents, at value (cost—$0 and $404,063, respectively)	—	403,898
Cash	5,914	8,954
Foreign currency (cost—$694 and $2,140, respectively)	693	2,130
Interest receivable	42,461	46,643
Dividends receivable	48,295	23,024
Miscellaneous income receivable	51	—
Receivable from investment adviser	393	231
Prepaid expenses and other assets	4,934	5,896

Total assets	$2,548,639	$3,724,324

Liabilities
Credit facility payable	$1,057,601	$1,639,122
Dividends payable	36,978	9,368
Payable for investments purchased	27,555	142,339
Management and performance-based incentive fees payable	25,314	26,969
Interest payable	711	6,178
Accrued administrative expenses	1,547	288
Other liabilities and accrued expenses	2,795	2,152

Total liabilities	$1,152,501	$1,826,416

Net Assets
Common stock, par value $.001 per share, 400,000 and 400,000 common shares authorized, respectively, and 142,221 and 119,894 issued and outstanding, respectively	$142	$120
Paid-in capital in excess of par	2,352,205	1,983,795
Undistributed net investment income	96,174	24,959
Accumulated net realized gain (loss)	(120,811)	86,136
Net unrealized depreciation	(931,572)	(197,102)

Total Net Assets	$1,396,138	$1,897,908

Total liabilities and net assets	$2,548,639	$3,724,324

Net Asset Value Per Share	$9.82	$15.83

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended March 31,
	2009	2008	2007
INVESTMENT INCOME:
From non-controlled/non-affiliated investments:
Interest	$340,664	$321,684	$245,348
Dividends	11,940	14,551	18,021
Other Income	5,326	4,643	2,732
From controlled investments:
Dividends	19,374	7,000	—
Other Income	—	10,000	—

Total Investment Income	377,304	357,878	266,101

EXPENSES:
Management fees	$59,686	$59,871	$40,569
Performance-based incentive fees	51,583	30,449	57,912
Interest and other credit facility expenses	48,919	55,772	34,375
Administrative services expense	4,794	3,450	2,437
Insurance expense	948	776	819
Other general and administrative expenses	4,740	4,360	3,700

Total expenses	170,670	154,678	139,812
Expense offset arrangement	(217)	(273)	(128)

Net expenses	170,453	154,405	139,684

Net investment income before excise taxes	206,851	203,473	126,417
Excise tax expense	(520)	(1,867)	(1,099)

Net investment income	$206,331	$201,606	$125,318

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, CASH EQUIVALENTS AND FOREIGN CURRENCIES:
Net realized gain (loss):
Investments and cash equivalents	(125,005)	93,261	149,653
Foreign currencies	41,265	(38,961)	(16,771)

Net realized gain (loss)	(83,740)	54,300	132,882

Net change in unrealized gain (loss):
Investments and cash equivalents	(784,388)	(257,645)	67,908
Foreign currencies	49,918	(31,699)	(13,942)

Net change in unrealized gain (loss)	(734,470)	(289,344)	53,966

Net realized and unrealized gain (loss) from investments, cash equivalents and foreign currencies	(818,210)	(235,044)	186,848

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(611,879)	$(33,438)	$312,166

EARNINGS (LOSS) PER SHARE	$(4.39)	$(0.30)	$3.64

About Apollo Investment Corporation

Apollo Investment Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment portfolio is principally in middle-market private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured loans and mezzanine loans and equity in furtherance of its business plan. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends”, “will”, “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

CONTACT: Richard L. Peteka of Apollo Investment Corporation, (212) 515-3488